Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION

AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) dated as of December 16, 2008 (the “Effective Date”), by and among EXLSERVICE HOLDINGS, INC., a Delaware corporation (“Holdings” or the “Company”, and together with any subsidiaries of Holdings, the “Companies”), and Rohit Kapoor (the “Executive”).

W I T N E S S E T H :

A. The Companies and Executive are currently parties to an Employment and Non-Competition Agreement dated as of September 30, 2006 (the “Current Employment Agreement”).

B. The Company desires to continue to employ Executive, and Executive is willing to continue to be employed by the Company, on the terms and conditions set forth in this Agreement, which amends and restates the Current Employment Agreement to reflect Executive’s new title and responsibilities, effective the Effective Date.

C. Executive acknowledges that (i) Executive’s continued employment with the Company will provide Executive with trade secrets of and confidential information concerning the Companies and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Companies.

Accordingly, in consideration of the premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Employment. The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, on the terms and conditions set forth in this Agreement. Executive represents that Executive is not a party to any agreement that restricts Executive’s right or ability to freely carry out Executive’s duties hereunder.

Section 2. Employment Term. Subject to the provisions of Section 7 of this Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on December 31, 2009 (the “Initial Employment Term”); provided, however, that the Initial Employment Term shall be automatically extended for successive twelve (12) month periods unless, no later than 120 days prior to the expiration of the Initial Employment Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the Employment Term hereof (the Initial Employment Term together with any extension shall be referred to hereinafter as the “Employment Term”).

Section 3. Duties, Authority, Status and Responsibilities.

(a) Executive shall serve as the Chief Executive Officer of the Company, and in such other position as the Board of Directors of the Company (the “Board”) may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Board. Executive’s duties shall include such duties as the Board may from time to time reasonably assign. The Company agrees to provide Executive such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties. The Executive shall be based at the Company’s executive offices in the metropolitan New York City area or metropolitan Delhi, India area, as directed from time to time by the Board.

(b) During the Employment Term and except as otherwise agreed by the Company, Executive shall devote Executive’s full employable time, attention and best efforts to the business affairs of the Companies (except during vacations or illness) and will not actively engage in outside activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the Board. Executive’s list of approved outside activities with a description of the nature, scope and time commitment for each of such outside activities is attached hereto as Schedule 3(b) (the “Outside Activities”) (it being understood that such approval is based on the descriptions set forth in Schedule 3(b) and the level of activity and the nature of the activities remains consistent with the description set forth therein). The Board may request Executive to take reasonable steps to terminate an affiliation with any entity listed on Schedule 3(b) as promptly as practicable, but, in any event, no later than three (3) months after such request (provided, however, if Executive is required to divest any equity securities, Executive shall have six (6) months from the date of such request to dispose of such securities), if, in the Board’s reasonable determination, Executive’s affiliation with any such entity listed on Schedule 3(b) presents, or would present, a material harm to the reputation, business or prospects of the Company. Subject to Executive’s election or appointment as such, Executive further agrees to serve (without additional compensation) if so designated by the stockholders of the Companies, as applicable, during the Employment Term as a director and a member of any committee of the board of directors of any of the Companies. In addition to the other titles and responsibilities described in this Section 3, if requested by the Board, Executive shall serve (without additional compensation) during the Employment Term as an officer of any of the subsidiaries of the Company.

Section 4. Cash Compensation.

(a) Subject to paragraph (b) below, during the Employment Term, Executive shall receive an annual base salary (the “Base Salary”) of FOUR HUNDRED TWENTY THOUSAND AND 00/100 DOLLARS ($420,000) (the “Initial Base Salary”). Notwithstanding the provisions of Section 4(b), the Base Salary shall be reviewed no less frequently than annually during the Employment Term for increase, if any, in the sole discretion of the compensation committee of the Board (“Compensation Committee”). The Base Salary shall not be decreased at any time, or for any purpose, during the Employment Term, unless a Company-wide decrease in pay is implemented. In such case, any decrease in the Base Salary shall be no greater, as a percentage of the Base Salary, than the lowest percentage decrease in the base salary of any other member of the Company’s senior management. The Base Salary shall not be less than the base salary of any other employee of the Company subject to section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than those who become employed by the Company by means of an acquisition of a corporation or business and become employees of the Company subject to a preexisting employment arrangement. The Base Salary shall be payable in accordance with the customary payroll practices of the Company for salaried employees.

(b) Executive shall have an opportunity to receive an annual cash bonus equal to 75% of Base Salary at target, with a maximum payment of no greater than 150% of Base Salary. The Compensation Committee shall determine the criteria and thresholds at which the target and maximum bonus shall be earned, as well as the level of attainment of the bonus criteria below which no bonus shall be earned, and the level of attainment at which a bonus of other than 75% or 150% of Base Salary shall be earned. To the extent there are extraordinary events such as acquisitions or dispositions, targets will be amended by the Board to reflect those events. Executive shall be paid Executive’s annual cash bonus (if any) when bonuses are paid generally to senior officers of the Company following completion of the audited financial statements of the Company. Such bonus shall be paid no later than December 31 of the calendar year following the year in which such bonus is earned. In the event the Company becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), the Committee may determine to take such action as shall be necessary to preserve the tax deductibility of the bonus. In that event, this Section 4(b) shall construed as necessary to do so.

Section 5. Reimbursement of Expenses. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred by Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder; provided that Executive shall promptly and properly account therefor in accordance with the Company’s expense policy.

Section 6. Other Benefits.

(a) Benefit Plans, etc. During the Employment Term, Executive shall (i) be able to participate in all employee benefit plans and programs that are currently made available to the Company’s senior executives generally or to its employees generally, including, without limitation, pension, profit-sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plan or program that may be sponsored by the Company from time to time, whether funded or unfunded, and (ii) receive such additional fringe benefits and perquisites as the Board may, in its sole discretion, from time to time determine; provided, however, that with the exception of the stock option described in Section 6(h) hereunder, such benefits for Executive shall not include any equity compensation awards during the Initial Employment Term, except as may hereafter be awarded at the discretion of the Compensation Committee. Nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs, benefits or perquisites.

(b) Tax Planning Assistance. The Company shall reimburse Executive up to $12,000 for expenses incurred during the Employment Term in connection with personal tax and estate planning.

(c) Vacations. Executive shall be entitled to four (4) weeks vacation with pay during each year of the Employment Term. Vacations shall not be taken in a manner which will unreasonably interfere with Executive’s duties hereunder. Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

(d) Travel. See Schedule 6 attached hereto.

(e) Transportation. See Schedule 6 attached hereto.

(f) Relocation. If Executive relocates his residence at the request of the Company during the Employment Term, the Company shall reimburse Executive for the cost of relocating himself and his immediate family, as reasonably determined at such time by the Board. In the event that Executive and his immediate family are relocated with the consent of the Board as contemplated by this Agreement, then Executive also shall be reimbursed for the after-tax costs of maintaining his existing residence at the Effective Date subsequent to any such relocation so as to permit Executive to have the same after-tax value as though he were not maintaining said residence; provided that Executive shall use his best efforts to mitigate such costs by either renting his existing residence for a market rent (in which case the Company’s obligation shall be limited to the costs of maintaining such residence in excess of such rent) or selling such residence at a prevailing market price (in which case the Company’s obligation shall cease as of and following the closing of such sale).

(g) Additional Fringe Benefits. During the Employment Term, Executive shall be entitled to additional benefits listed on Schedule 6 hereto.

(h) Equity Awards. Executive shall be eligible to receive stock option and/or restricted stock awards annually during the Employment Term. The Compensation Committee shall have the sole discretion to determine the amount and form of any such subsequent award; provided that in making such determination it shall take into account (i) the grant date value of the stock option granted to Executive on July 27, 2006 in respect of 75,000 shares of Series B common stock of Holdings (“Common Stock”) as the “baseline” value for subsequent awards, (ii) the Company’s performance against budget since the grant date of the immediately preceding equity compensation award to Executive and (iii) any changes in market compensation of similarly situated executives since the grant date of the immediately preceding equity compensation award to Executive. The definitive terms of each such subsequent equity compensation award shall be set forth in a restricted stock or stock option agreement, as applicable, between Executive and the Company substantially in the form of Exhibit A or Exhibit B attached hereto, as applicable, except that (i) the vesting shall be on an annual ratable basis over four years commencing on the date of grant of the award, (ii) the exercise price of a stock option shall be the fair market value of the stock subject to such option on the date of grant and (iii) such terms may be changed by the mutual agreement of Executive and the Company.

(i) Timing of Certain Payments. To the extent that any reimbursements pursuant to Sections 5 or 6 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Sections 5 or 6 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

Section 7. Termination. The Employment Term and Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death. In that event, Executive’s estate shall be entitled to a lump sum payment in cash equal to the sum of all accrued cash obligations owing to Executive, plus an amount equal to a pro-rata portion of the projected bonus amount for the year during which the death occurs, as reasonably determined by the Compensation Committee. Following any termination of Executive’s employment hereunder pursuant to this Section 7(a), other than as set forth in Section 7(g) the Company shall have no further obligation to pay any compensation or provide any benefits, except as expressly set forth herein.

(b) Disability. Either Party may terminate Executive’s employment hereunder for Disability. “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for a period of 180 consecutive days. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested, and to waive any applicable physician-patient privilege that may arise because of such examination. Not more than 30 days following any termination of Executive’s employment hereunder pursuant to this Section 7(b), the Company shall make a lump sum payment in cash to Executive equal to the sum of all accrued cash obligations owing to Executive, plus an amount equal to a pro-rata portion of the projected bonus amount for the year during which the Disability occurs.

In the event of Executive’s physical or mental incapacity which the Board reasonably determines is likely to result in a Disability, the Company may temporarily remove Executive’s job title and relieve him of his responsibilities until the time when Executive returns to his employment in the same capacity as prior to such incapacity or is terminated in accordance with this Section 7(b), and such removal of title shall not constitute the removal of title (as contemplated by clause (B) of Section 7(d)) for the purpose of determining “Good Reason’ (as defined below). Notwithstanding the foregoing, if Executive resumes his duties within 180 days of such incapacity, his title and position shall be reinstated.

(c) Termination for Cause; Voluntary Termination; Expiration of the Employment Term. The Employment Term and Executive’s employment hereunder may be terminated (i) by the Company for “Cause” (as defined below) by written notice, specifying the grounds for Cause in reasonable detail, and (ii) by Executive “voluntarily” (that is, other than for Disability or Good Reason in accordance with Section 7(b) or 7(d)). Executive’s employment shall be terminated at the end of the Employment Term following either party hereto giving the other a notice of its or his desire not to extend the Employment Term in accordance with Section 2. “Cause” shall mean:

(A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or

(B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company;

(C) material violation by Executive of any material Company policy;

(D) willful and continuing failure to substantially perform Executive’s duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in Executive’s performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to Executive by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by Executive shall be considered “willful” unless done or failed to be done by Executive in bad faith and without a reasonable belief that Executive’s actions or omission was in the best interest of the Company;

(E) Executive’s failure to reasonably cooperate in an investigation involving the Company by any governmental authority;

(F) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that Executive has acted in accordance with such applicable laws: Executive is following, in good faith, the written advice of counsel, such counsel having been approved by the Board as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and Executive has, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion;

(G) Executive’s failure to follow the lawful directives of the Board which is not remedied within fifteen (15) days after Executive’s receipt of written notice from the Company specifying such failure;

(H) Executive’s use of alcohol or drugs which materially interferes with the performance of his duties; or

(I) Executive’s failure to take the reasonable steps necessary to terminate his affiliation with any entity listed on Schedule 3(b) within six months after being requested by the Board, pursuant to Section 3(b) hereof, to take such action.

Following any termination or expiration of the Employment Term and Executive’s employment hereunder pursuant to this Section 7(c), other than as set forth in Section 7(g) Executive shall not be entitled to receive any further compensation or payments under the Agreement (except for Base Salary relating to Executive’s services prior to the termination date).

(d) Termination for Good Reason or Without Cause. The Employment Term and Executive’s employment hereunder may be terminated (i) by Executive for Good Reason and (ii) by the Company “Without Cause” (that is, other than for Disability or Cause in accordance with Section 7(b) or 7(c)). “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events:

(A) a substantial reduction of Executive’s duties or responsibilities, or Executive being required to report to any person other than the Board, provided that, if there is a “Change of Control” (as defined below) and Executive retains similar title and similar authority with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change of Control, the parties agree that any change in the title of Executive shall not constitute a significant reduction of Executive’s duties and authorities hereunder;

(B) Executive’s job title as an officer of the Company is adversely changed, provided that if there is a Change of Control and Executive retains similar title and similar authority with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change of Control, the parties agree that any change in the title of Executive shall not constitute a significant reduction of Executive’s duties and authorities hereunder;

(C) a reduction of Executive’s then Base Salary or annual cash bonus opportunity to below 75% of Base Salary at target other than that described in Section 4(a);

(D) (i) a change in the office or location in the metropolitan New York City area where Executive is based on the Effective Date of more than thirty (30) miles, which new location is more than thirty (30) miles from Executive’s primary residence in the metropolitan New York City area; or (ii) following any relocation to the metropolitan Delhi, India area pursuant to Section 3(a), a change in the office or location in the metropolitan Delhi, India area where Executive is then based of more than thirty (30) miles, which new location is more than thirty (30) miles from Executive’s primary residence in the metropolitan Delhi, India area; provided, however, for the sake of clarity, that any relocation pursuant to Section 3(a) from the metropolitan New York City area to the metropolitan Delhi, India area (or from the metropolitan Delhi, India area to the metropolitan New York City area) shall not result in Good Reason hereunder, so long as the resulting office or location is within the thirty (30) mile parameters described in clause (i) or (ii) hereof, as applicable, when compared to the immediately preceding office or location where Executive was based in such metropolitan area (assuming for such purpose that there had been no intervening relocation pursuant to Section 3(a) between the metropolitan New York City area and the metropolitan Delhi, India area); or

(E) a breach by the Company of any material term of the Employment Agreement;

provided that, a termination by Executive with Good Reason shall be effective only if, within 30 days following Executive’s first becoming aware of the circumstances giving rise to Good Reason, Executive delivers a “Notice of Termination” (as defined in Section 7(i)) for Good Reason by Executive to the Company, and the Company within 15 days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason. For the avoidance of doubt, a request by the Board that Executive or his family relocate to India shall not constitute Good Reason.

Notwithstanding anything in this Section 7(d) to the contrary, if Executive assumes or has assumed the title and/or duties of chief financial officer of the Company, any subsequent relinquishment or elimination of such title and/or duties shall not constitute Good Reason hereunder.

(e) Severance. If Executive’s employment hereunder is terminated pursuant to Section 7(d) hereof, Executive will be entitled to:

(i) 24 months of Base Salary plus payment of Executive’s actual bonus earned for year of termination as determined in accordance with the Company’s annual incentive plan as if Executive had been employed for the full year in which Executive terminates, such Base Salary to be paid ratably for 24 months in accordance with Company’s existing payroll practices (such payment to begin as soon as practicable, and in all events within 30 days following termination of employment) and such actual bonus, if any, to be paid ratably over the remaining period and number of Base Salary payments hereunder, commencing after the Compensation Committee has determined such bonus amount (such payment to begin as soon as practicable, and in all events within 30 days following the determination of the bonus amount), provided that if amounts paid under this Section 7(e) are determined to be “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and Executive is deemed to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder relating to deferred compensation, then any payments due hereunder in respect of the six months immediately following Executive’s termination of employment shall be paid in a single lump sum on the Company’s first regularly scheduled pay date occurring more than six months following Executive’s termination of employment;

(ii) continuation of life insurance coverage provided pursuant to Section 6(a) for the eighteen (18) month period following termination of employment so long as such continuation of coverage is permitted under the Company’s benefit plans and applicable law; provided, that, such coverage shall terminate if Executive commences employment with a subsequent employer within the applicable period; and

(iii) the benefits set forth in Section 7(g).

(f) Termination Following a Change of Control. Notwithstanding anything in this Section 7 to the contrary, if Executive’s employment is involuntarily terminated by the Company without Cause or Executive terminates employment for Good Reason within 12 months following a Change of Control, then Executive shall receive, in complete satisfaction of all payments (including severance) due under this Agreement, (i) Base Salary relating to Executive’s services prior to the termination date and (ii) a lump sum payment of $999,000. The payments referred to in subclauses (i) and (ii) of this Section 7(f) shall be paid as soon as practicable, and in all events within thirty (30) days following termination of employment; provided that if the Change of Control does not satisfy the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A, then the payment referred to in subclause (ii) of this Section 7(f) will be paid ratably for 24 months in accordance with Company’s existing payroll practices, such payment to begin as soon as practicable, and in all events within 30 days following termination of employment; provided, further, that if amounts paid under this Section 7(f) are determined to be “deferred compensation” within the meaning of Section 409A and Executive is deemed to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder relating to deferred compensation, then the payment referred to in subclause (i) of this Section 7(f) and the first of the ratable payments referred to in subclause (ii) of this Section 7(f) shall be paid on the Company’s first regularly scheduled pay date occurring more than six months following Executive’s termination of employment (the remainder of the ratable payments referred to in subclause (ii) to continue to be paid ratably in accordance with such subclause). In addition, upon a termination of employment described in this Section 7(f), (iii) Executive shall receive the benefits set forth in Section 7(g) and (iv) all unvested equity awards granted on or after the Effective Date and held by Executive shall become fully vested and, in the case of stock options, exercisable.

(g) Post-Termination Health Insurance. Upon the cessation of Executive’s employment hereunder for any reason other than termination by the Company for Cause or a voluntary termination by Executive (in each case under Section 7(c)), the Company shall pay on behalf of Executive and his eligible dependents the cost of continued coverage under the Company’s group health plan for eighteen (18) months following such cessation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to such persons making timely elections to continue such coverage pursuant to COBRA and satisfaction of COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions. Should COBRA coverage become unavailable due to the Company’s failure to maintain a group health plan, the Company shall reimburse Executive and his dependents for the premium cost of comparable coverage obtained directly by Executive and his dependents for the balance of the 18 month period. The Company’s obligation to pay such premium costs shall cease at the time Executive (or, in the case of Executive’s death, his eligible dependents) become eligible for comparable health benefits from another employer. For purposes of clarity, it is understood that the preceding two sentences shall apply if Executive’s employment ceases upon the natural expiration of the Employment Term as described in Section 2. In addition, if Executive elects COBRA coverage following the cessation of his employment for any reason whatsoever (whether paid by the Company or Executive), the Company will, at the request of Executive, facilitate and use commercially reasonable efforts to cause the conversion of his Company group health insurance coverage to an individual policy upon the expiration of Executive’s eligibility for COBRA coverage; provided that the foregoing is not intended to be a guarantee by the Company that such conversion will be available to Executive at that time. Any payment made to Executive under Section 7(e)(ii) or under this Section 7(g) (to the extent such payments are treated as “deferred compensation” within the meaning of Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which Executive’s “separation from service” (as defined in Section 409A) occurs.

(h) As used in this Agreement, “Change of Control” means

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or (i) any entity that directly or indirectly is controlled by, controls or is under common control with the Company and (ii) to the extent provided by the Compensation Committee, any entity in which the Company has a significant equity interest (“Affiliate”) on the Effective Date, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition by one or more of Oak Hill Partners L.P., FTVenture, any affiliate of either of them, or any group of which either of them is a member (a “Designated Holder”) , (IV) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) of this Section 7(h), or (V) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(ii) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of a registration statement of the Company describing such person’s inclusion on the Board, or a proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) the dissolution or liquidation of the Company;

(iv) the sale, transfer or other disposition of all or substantially all of the business or assets of the Company; or

(v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company, or one or more Designated Holders), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(i) Notice of Termination. No termination of Executive’s employment by the Company or by Executive (other than Termination pursuant to Section 7(a)) shall be effective until written notice of termination (the “Notice of Termination”) has been given to the other Party hereto in accordance with Section 8. In the case of a termination by the Company without Cause, such notice shall be given not less than fifteen (15) business days prior to the termination date. If the Board concludes it is prepared to immediately terminate Executive for Cause (other than due to the conviction of Executive of a felony), the Board shall put Executive on a leave of absence during which time Executive will forfeit his title and responsibilities but will be provided with an opportunity to appear before the Board, at Executive’s election, to present arguments and evidence on his own behalf, at a date and time specified in the Notice of Termination. Following such hearing, the Board, by an affirmative vote of a majority of its members (not to include Executive if Executive is a member of the Board), shall make a final determination that the action or inaction by Executive specified in the Notice of Termination constitutes or does not constitute termination for Cause. If the Board determines that Executive is not terminated for Cause, the Board shall take any reasonable steps necessary to reinstate Executive in his prior position, with the same title and responsibilities that Executive held prior to receiving the Notice of Termination for Cause described herein.

(j) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated for Cause in accordance with Section 7(c), the date specified in the Notice of Termination, (iii) if Executive’s employment is terminated due to the expiration of the Employment Term as described in Section 7(c), the date that the Employment Term expires, and (iv) if Executive’s employment is terminated for any other reason, fifteen (15) business days after the date on which a Notice of Termination is delivered.

Section 8. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) on the second business day following the day such notice or other communication is sent, for next-day or next-business-day delivery, by a nationally-recognized overnight courier, (c) when sent by facsimile if the date of delivery is a business day, or otherwise on the next business day, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail; provided that in the case of delivery in accordance with Section 7(c) or 7(d), a written acknowledgment of receipt is obtained.

The address for any notice to Executive shall be:

Rohit Kapoor

8 Cornell Street

Scarsdale, NY 10583

with a copy to:

Thelen Reid & Priest LLP

875 Third Avenue

New York, NY 10022

Main: (212) 603-2000

Fax: (212) 603-2001

Attn: Bruce Rich, Esq.

to the Company:

ExlService Holdings, Inc.

350 Park Avenue, 10th Floor

New York, NY 10022

Fax: (212) 892-1534

Attn: General Counsel

and to Oak Hill:

Oak Hill Partners Inc.

One Stamford Plaza

263 Tresser Blvd., 15th Floor

Stamford, CT 06901

Fax: (203) 328-1651

Attention: Steven Gruber

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax: (212) 492-0237

Attention: Lawrence I. Witdorchic, Esq.

with a copy to:

Oak Hill Capital Management, Inc.

Park Avenue Tower

65 East 55th Street, 32nd Floor

New York, NY 10022

Fax: (212) 758-3572

Attention: John R. Monsky, Esq.

or such other address or fax number as such Party has designated by notice given to the other Party in accordance with this Section.

Section 9. Covenant Not To Compete.

(a) Executive acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Companies of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated herein and any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that during the Employment Term and during the “Non-Competition Period,” as defined below, Executive shall not, directly or indirectly, enter into the employment of, tender consulting or other services to, acquire any interest in (whether for Executive’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly or indirectly, with any of the Companies (i) in the same lines of business in the business process outsourcing industry that the Companies are engaged in at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9; (ii) in the provision of the business processes provided by the Companies at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9; (iii) in the provision of business processes that any of the Companies have taken substantial steps to provide to customers at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9; or (iv) in the provision of business processes that any of the Companies are in the process of marketing to existing or potential clients that any of the Companies are taking measures to retain as clients of the Companies, at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9, during the Employment Term. Executive and the Company acknowledge that clauses (ii), (iii) and (iv) in the immediately preceding sentence shall not be deemed or interpreted to narrow or otherwise limit the scope of clause (i) of such sentence. Notwithstanding the foregoing, in the event Executive voluntarily terminates employment other than for Good Reason, Executive shall be restricted from engaging in any business processing outsourcing business for one year from the Date of Termination. For purposes of this Section 9, the “Non-Competition Period” shall be the one year period following Executive’s termination of employment for any reason; provided that, notwithstanding the above, if Executive’s employment is terminated at the end of the Employment Term following the Company’s giving Executive a notice of its desire not to extend the Employment Term in accordance with Section 2, the Non-Competition Period, and this Section 9(a), shall not apply following such termination of employment, unless, in the sole discretion of the Company, the Company continues to pay Executive the Base Salary in effect at the time of termination for one year following termination.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prevent (A) the purchase or ownership by Executive of up to two percent (2%) in the aggregate of any class of securities of any entity if such securities (i) are listed on a national securities exchange or (ii) are registered under Section 12(g) of the Exchange Act; or (B) the direct or indirect ownership of securities of a private company, provided that, Executive is only a passive investor in such company (having no role, duty or responsibility whatsoever in the management, operations or direction of such company) and owns no more than five percent (5%) in the aggregate of any securities of such company. If Executive’s employment with the Company is terminated for any reason, and after such termination Executive wishes to take any action, including without limitation, taking a position with another company, which action could potentially be deemed a violation of this Section 9, Executive shall have the right, after providing the Board with all relevant information, to request a consent to such action from the Board which consent shall not be unreasonably withheld. The Board shall respond to Executive’s request by granting or denying such consent within not more than 30 calendar days from the date the Company receives written notice of such request from Executive. If Executive disagrees with the Board’s decision relating to the consent, then a third-party arbitrator (the “Arbitrator”) shall be appointed within five (5) days of the date Executive notifies the Company of his disagreement, and the third party Arbitrator shall be instructed to make a determination with respect to whether Executive’s action would constitute a legally valid and enforceable violation of Section 9 within not more than thirty (30) days of his appointment and such determination shall be binding on all of the parties hereto. The cost of the Arbitrator shall be borne by the Company; provided, however, if the Arbitrator’s determination is inconsistent with Executive’s position, then the cost of the Arbitrator shall be borne by Executive.

Section 10. Confidential Information.

(a) Protection of Confidential Information. Executive acknowledges that the Companies have a legitimate and continuing proprietary interest in the protection of their confidential information and that they have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. During the Employment Term and at all times thereafter, Executive shall not, except with the written consent of the Company or in connection with carrying out Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for Executive’s own benefit any trade secrets, confidential or proprietary information of any of the Companies, including their business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, however, that such protected information shall not include either information required to be disclosed under law or pursuant to an order of a court, governmental agency, arbitration panel or other person or body with apparent jurisdiction or information known to the public or otherwise in the public domain without violation by Executive of this Section 10.

(b) Property of the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Companies, whether written or stored on electronic media, made or compiled by or on behalf of Executive in the course of Executive’s employment, or made available to Executive in the course of Executive’s employment, relating to any of the Companies, or to any entity which may hereafter become an affiliate thereof, but excluding Executive’s personal effects, rolodexes and similar items, shall be the property of the Company, and shall, except as otherwise agreed by the Company, be delivered to the Company promptly upon the Termination of Executive’s employment with the Company or at any other time upon request.

Section 11. Non-Disparagement; Non-Solicit.

(a) During the Employment Term and for a period of one (1) year thereafter Executive shall make no unfavorable, disparaging or negative comment, remark or statement, whether written or oral (a “Disparaging Statement”), about the Company or any of its affiliates, officers, directors, shareholders, consultants, or employees; provided that he may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with Executive’s attorney(s) and other professional advisors. During the foregoing period, the Company and its officers and directors (acting in their capacity as officers and directors of the Company) shall make no Disparaging Statement about Executive; provided that any officer or director may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with their or the Company’s attorney(s) and other professional advisors.

(b) For one year following termination of Executive’s employment (i) Executive may not solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current employee, marketing agent, or consultant of any of the Companies to terminate his or her employment, agency, or consultancy with any of the Companies or any (B) prospective employee with whom the Company has had discussions or negotiations within six months prior to Executive’s termination of employment not to establish a relationship with any of the Companies, (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Companies or (iii) induce any potential customer with whom the Company has had discussions or negotiations within six months prior to Executive’s termination of employment not to establish a relationship with any of the Companies.

Section 12. Miscellaneous.

(a) Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

(b) Limitation of Shareholder Liability. Executive hereby acknowledges that the shareholders of Holdings are entitled to limited liability under the laws of the State of Delaware applicable to corporations and as such Executive shall not, nor shall he have the right to, make any claim against the shareholders of Holdings relating to any contest or dispute under this Agreement.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either party to this Agreement at any time of any breach of the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws principles of such State which could cause the application of the laws of any other state.

(f) Consent to Jurisdiction and Service of Process. Any claim for injunctive relief pursuant to Sections 9, 10, 11 or 12(k) under this Agreement shall be instituted exclusively in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(g) Dispute Resolution. Any dispute, controversy or other claim, other than claims solely for injunctive relief pursuant to Section 9, 10, 11 or 12(k), arising out of or relating to (i) this Agreement, or (ii) Executive’s employment with the Company shall be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Executive agrees that it shall not bring any claim or action against the Company’s directors, officers or shareholders and shall not be entitled to any punitive, special or consequential damages in connection with any such claim, dispute or controversy. In connection with any claim or action brought by any of the Companies or any of their respective directors or, officers or shareholders against Executive, no such person shall be entitled to any punitive, special or consequential damages.

(h) Assignment. This Agreement is a personal contract, and the rights and interests of Executive hereunder may not, during the Employment Term, be sold, transferred, assigned, pledged or hypothecated. This Agreement may not be assigned by the Company other than to a company (i) which, directly or indirectly controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement; and (iii) which has sufficient capitalization to enable it to meet its assumed obligation to perform this Agreement.

(i) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k) Injunctive Relief; Damages. Executive acknowledges that damages for any breach of Sections 9 through 11 of this Agreement may be difficult to determine and inadequate to remedy the harm which may be caused and, therefore, consents that such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity, including damages. Should any court or tribunal decline to enforce such sections of this Agreement on the basis that such provisions are overly restrictive of activities of Executive as to time, scope or geography, such provisions shall be deemed to be modified to restrict Executive’s activities to the maximum extent of time, scope and geography which such court or tribunal shall find enforceable, and such provisions shall be so enforced.

(l) Entire Agreement. This Agreement sets forth the entire agreement of the Companies and Executive in respect of the subject matter contained herein and supersedes all prior agreements (including, but not limited to, the Current Employment Agreement as in effect prior to the Effective Date), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party to this Agreement hereto and any prior agreement of the parties hereto in respect of the subject matter contained herein.

(m) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

(n) Withholding; Tax Equalization. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations. If relevant, the Company shall provide Executive such additional compensation, if any, as is reasonably necessary to ensure that Executive’s total compensation, benefits and bonus payments have the same after-tax value as if Executive were employed in and subject to taxation only in the United States; provided, that, the Company shall reimburse Executive for the amount of the overall increase in his tax liabilities resulting solely from his work-related travel to India; provided, further, however, that if Executive is required to relocate at the request of the Company from his residence to India, the Company shall reimburse Executive for the amount of the overall increase in his tax liabilities (without duplication of any reimbursement pursuant to the immediately preceding proviso) as a result of his relocation to India and the fact that he is subject to Indian taxation. These equalization payments shall include a tax restoration payment that takes into account the impact of the reimbursements. Executive agrees that if he receives a refund or other credit on his taxes, he shall repay the Company any amount in excess of the amount necessary such that the after tax amount retained by Executive is equal to the amount he would have retained had he remained employed in the United States.

(o) Registration of Shares. The Company shall, when eligible, register on Form S-8 or such other appropriate form the resale of shares of Common Stock owned by Executive pursuant to the grant or exercise of equity compensation awards held by Executive on the Effective Date or underlying equity compensation awards granted to Executive during the Employment Term. This is in addition to any registration rights Executive has under any other contract with the Company

(p) Directors’ Slate. Executive’s name shall be included on the Company’s recommended slate of directors for each stockholders meeting during the Employment Term at which Executive is eligible for reelection to the Board; provided, however, that Executive agrees to consult in good faith with the Board regarding Executive’s continued service on the Board if and to the extent the Board determines that prevailing standards of corporate governance provide that it is not appropriate for an officer of the Company to serve on the Board. Executive agrees to tender resignation from the Board upon termination of employment. In the case of Executive’s termination for any reason other than by the Company for Cause, if and only if Executive continues to own 4% of the Common Stock, Executive may, subject to the approval of the Board in its sole reasonable determination, designate an individual to be included on the Company’s recommended slate of directors for the next stockholders’ meeting at which directors of the Company are to be elected; provided that this sentence shall cease to apply on and following the time that any equity securities of the Company become listed for trading on a national securities exchange or other quotation or trading system.

(q) Legal Fees. Upon the execution of this Agreement, the Company agrees to pay on behalf of Executive all legal fees and expenses incurred by Executive in connection with the negotiation, drafting, and execution of this Agreement which, when aggregated with any similar fees incurred by Vikram Talwar and paid by the Company in connection with the negotiation, drafting and execution of an employment agreement for Mr. Talwar with the Company, do not exceed $25,000.

(r) Indemnification. The Company shall indemnify and defend Executive to the fullest extent permitted by the law of the State of Company’s incorporation and the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of the Company; provided, that, the Company shall not indemnify and defend Executive with respect to any claims brought against Executive relating to intentional or willful acts of the Executive, or to other acts as to which indemnification is not allowable under applicable law. In addition, Executive shall be covered, in respect of Executive’s activities as an officer or director of the Company, by the Company’s Directors and Officer liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies. Notwithstanding the foregoing, the Company’s responsibilities under this Section 12(r) shall not apply to any claims raised against

Executive after the sixth anniversary of his termination of employment. It is intended that any indemnification payment or advancement of expenses made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or advancement of expenses made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of expenses during any other taxable year, (ii) the indemnification payments or advancement of expenses must be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of expenses hereunder is not subject to liquidation or exchange for another benefit.

(s) Section 409A.

(i) The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii) Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under Section 4(c)(i) are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

(iii) For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Employment and Non-Competition Agreement as of the date first above written.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Vikram Talwar
Name:	Vikram Talwar
Title:	Executive Chairman

ROHIT KAPOOR

By:	/s/ Rohit Kapoor
Name:	Rohit Kapoor

[Signature Page to Employment Agreement]

Schedule 3(b)

Outside Activities

1.	Care Solutions LLC

Rohit is a partner of this nurse recruitment company. Rohit and his spouse – Shikha will have 50% ownership in this company. No material time is presently spent on this company by Rohit, it being primarily a project of his wife. Going forward, Rohit expects to play no more than an advisory role for this company.

2.	Arrowhead Advisors LLC

Rohit is a partner of this investment advisory company. Rohit and his spouse – Shikha have a 100% ownership of this company. No material time is presently spent on this company by Rohit, it being primarily a passive advisory company for long time Private Banking clients of Rohit. Going forward, Rohit does not anticipate spending more than a few days a year on the affairs of this company.

Schedule 6

Benefits for Rohit Kapoor

1. The Executive may make use of and be reimbursed for First Class travel on company business. Additionally, once each calendar year during the Employment Term during which Executive spends at least 50% of the calendar year in India, the Company will provide, at its expense, round-trip, business-class air travel between the United States and India for Executive and his immediate family.

2. The Company shall at its expense maintain a term life insurance policy on the life of the Executive in the face amount of Five Hundred Thousand Dollars (US$500,000) payable to such beneficiaries as Executive may designate; provided that, the Executive does not have any special health risks or conditions that would cause the rate of such life insurance plan to be substantially higher than the average rate for an individual of the same age as the Executive.

3. The Company shall (i) maintain one automobile for use by the Executive and shall pay the costs of an automobile for the Executive in the United States, with lease or loan payments not to exceed $1,200 per month; (ii) pay directly or shall reimburse the Executive for the cost of insurance and fuel for such automobile; and (iii) provide the Executive with an automobile (Mercedes Benz) in India with a driver and shall pay for all costs, including insurance, repairs and fuel (such fuel payments shall cover the cost of fuel for two automobiles as the Executive uses his own car from time to time for Company business purposes) at a cost not to exceed $12,000 per annum.

4. Being that the Company has determined that Executive should have personal security while in India, Executive and his family shall be provided with personal security while in India and paid for by the Company consistent with practices and procedures.

5. The Company shall pay the initial and yearly membership fees for The Belvedere Club at The Oberoi Hotel. The fee shall be paid directly to the club. The Company shall provide certain items of furniture, telecom lines and computer hardware necessary to maintain a home office for Executive.

For the avoidance of doubt, the benefits provided pursuant to paragraphs 3, 4 and 5 of this Schedule 6 shall be provided without regard to whether Executive spends at least 50% of the calendar year in India.

6. Once each year during the Term during which the Executive resides in US, the Company will provide, at its expense, round-trip, business-class air travel between the US and India for the Executive and his immediate family. In any given calendar year, Executive shall either receive the air travel benefit provided in paragraph 1 of this Schedule 6 or the air travel benefit provided in this paragraph 6, but not both.

7. During Executive’s travel to India in connection with Company business while Executive’s domicile is in the United States, Executive shall be provided a $150.00 per diem billeting allowance for each night Executive does not stay in a hotel.

8. The Company shall pay for the annual dues for a luncheon club in India for Executive’s benefit amounting to US$1,000 per annum and the sum may be increased marginally year to year. The club membership is in Executive’s name (and paid for personally) and will remain as such as the initial fee is avoided.

9. This paragraph 9 shall apply only in the event that Executive and his immediate family have relocated their residence to India. In such event, then during the period of Executive’s and his immediate family domicile outside the United States in connection with Company business, the Company shall pay Executive an education allowance equal to the private school tuition of Executive’s children through secondary school; provided, however, that such education allowance shall not cover any costs associated with attendance at any post-secondary institution of higher learning.